Exhibit 99.1

FuelCell Energy Announces 1-For-30 Reverse Stock Split

DANBURY, Conn., November 7, 2024 (GLOBE NEWSWIRE) -- FuelCell Energy, Inc. (Nasdaq: FCEL) today announced that a 1-for-30 reverse stock split of its issued and outstanding shares of common stock will become effective at 5:00 p.m., Eastern time, on November 8, 2024, and that trading of the Company’s common stock on a post-split basis on The Nasdaq Global Market is expected to begin on November 11, 2024.

Today, the Company filed a Certificate of Amendment of the Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware to effect this reverse stock split of its issued and outstanding shares of common stock and shares of common stock held in treasury. Trading of the Company’s common stock on The Nasdaq Global Market will continue under the symbol “FCEL.” The new CUSIP number for the Company’s common stock following the reverse stock split will be 35952H700.

The reverse stock split is intended, among other things, primarily to increase the bid price of the Company’s common stock to enable the Company to regain compliance with the minimum bid price requirement of $1.00 per share for continued listing on The Nasdaq Global Market and to appeal to a broader range of investors to generate greater investor interest in the Company.

When the reverse stock split becomes effective, every 30 shares of the Company’s common stock issued and outstanding will be combined and reclassified automatically into 1 share of common stock. The reverse stock split will affect all holders of common stock uniformly and each stockholder will hold the same percentage of common stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split, except for adjustments that may result from the treatment of fractional shares. No fractional shares will be issued as a result of the reverse stock split. Instead, each holder of common stock immediately prior to the effective time of the reverse stock split who would otherwise be entitled to a fraction of a share will be entitled to receive, in lieu thereof, a cash payment (without interest) in an amount equal to the fraction to which such stockholder would otherwise be entitled multiplied by the closing price per share of the Company’s common stock, as reported on The Nasdaq Stock Market, on November 8, 2024.

The Company’s transfer agent, Equiniti Trust Company, LLC, will act as exchange agent for the reverse stock split.

•	Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split.

•	Registered stockholders holding pre-split shares of the Company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares and their cash payment in lieu of fractional shares, if applicable.

•	Stockholders of record holding certificates representing pre-split shares of the Company’s common stock as of the effective time will receive a letter of transmittal from Equiniti Trust Company, LLC providing instructions regarding (i) the exchange of shares and (ii) how to receive their cash payment in lieu of fractional shares, if applicable.

The reverse stock split will not change the total number of shares of common stock or preferred stock authorized for issuance by the Company. Additionally, the par value of the Company’s common stock will remain at $0.0001 per share.

About FuelCell Energy

FuelCell Energy, Inc. is a global leader in sustainable energy technologies that address some of the world’s most critical challenges around energy, safety, and global urbanization. It collectively holds 531 fuel cell technology patents in the United States and globally. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers, including businesses, utilities, governments, and municipalities with sustainable products and solutions. The Company’s solutions are designed to enable a world empowered by sustainable energy, enhancing the quality of life for people around the globe. Learn more at fuelcellenergy.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or the Company’s future performance that involve certain contingencies and uncertainties. The forward-looking statements include, without limitation, statements related to the timing, implementation and effect of the reverse stock split, the potential impact of the reverse stock split on the bid price of the Company’s common stock, and the Company’s ability to regain compliance with the minimum bid price requirement and continue to have its common stock listed on The Nasdaq Global Market. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that the reverse stock split may not be implemented on the expected timeline; the risk that, after the reverse stock split, the minimum bid price of the Company’s common stock will not be at least $1.00 per share for a minimum of ten consecutive trading days; the Company’s ability to regain compliance with, and thereafter continue to comply with, the minimum bid price requirement of The Nasdaq Global Market; the Company’s ability to continue to maintain compliance with other continued listing standards of The Nasdaq Global Market; the risk that the reverse stock split will not result in the intended benefits; and the other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2024. The forward-looking statements contained herein speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Press Contact

FuelCell Energy

Kathleen Blomquist

kblomquist@fce.com

Investor Relations Contact

FuelCell Energy

Tom Gelston

tgelston@fce.com